EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES PROPOSED SECONDARY OFFERING OF 1.6 MILLION SHARES

Houston, TX — November 21, 2007.  Sterling Construction Company, Inc. (Nasdaq GS:  STRL) (the “Company”) today announced that it has filed a Form S-3 registration statement with the Securities and Exchange Commission for a proposed public offering of up to 1,600,000 shares of its common stock.  In connection with this offering, the Company will grant the underwriter a 30-day option to purchase up to 240,000 additional shares of common stock to cover any over-allotments.  D.A. Davidson & Co. will serve as managing underwriter of the proposed offering.

The Company proposes to use the net proceeds of the offering to repay all revolving indebtedness outstanding under its credit facility and to strengthen its balance sheet, including working capital, in order to fund business operations and provide liquidity for future growth.

The registration statement relating to these securities has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any state.

The Company is a leading heavy civil construction company that specializes in the building, reconstruction and repair of transportation and water infrastructure in Texas and Nevada.  Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company of future financial results or other events is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update its predictions.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
James H. Allen, Jr., Chief Financial Officer, 281-821-9091	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, President, 281-821-9091	Lena Cati 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com